Exhibit 2.5

EQUITY INTEREST TRANSFER AGREEMENT

Transferor: PAN GANG (hereinafter referred to as the “Party A”), male, France nationality, born on November 18,1970, with his passport number of 97FC84743 and address at 7 RUE DE PRAGUE 75012 PARIS FRANCE.

Transferee: [China High Enterprises Limited.] (hereinafter referred to as “Party B”), a company with its legal address at Room 1703 Floor 17, Vicwood Plaza, 199 Des Voeux Road Central, Sheung Wan, HK. Legal Representative: LI ZI WEN, Title: President, Nationality: America.

The Parties, through consultations, agree as follows with respect to shareholding transfer of equity interest of [Weifang Great Chemical Inc.] held by Mr. PAN GANG.

Article 1                Representations and Warranties

1.1   Party A is a natural person with full capacity and has good credit status and capacity for the execution and performance of this Agreement. All the signatures of Party A in this Agreement as well as any other documents relating to the equity transfer provided herein are true. Party A shall assume all the liabilities and responsibilities arising out of the signatures herein.

1.2   Party B is a limited liability company duly organized, validly existing. It has already got full necessary enterprise power and authorization and has good credit status and capacity for the execution and performance of this Agreement.

1.3   Party A is the shareholder of [Weifang Great Chemical Inc.] holding 100% of the equity interest of the company.

1.4   Party A is the legal owner of the equity interest transferred herein and has full and unencumbered title to the transferred equity interest, which shall be free and clean of any mortgage, pledge or any other types of encumbrances and is not involved in any dispute or law suits. All and any of the rights and liabilities occurs prior to the delivery of the transferred equity interest referring to the Party A and [Weifang Great Chemical Inc.] shall be born by Party A.

1.5   Its execution and performance of this Agreement will not violate the followings:

1.5.1             Article of association of [Weifang Great Chemical Inc.];

1.5.2             Any agreement or contract in effect entered into by the parties;

1.5.3             Other documentation binding to the property or acts of the parties respectively.

Article 2                Equity Interest Transfer

2.1   Subject to the terms of this Agreement, Party A hereby agrees to sell to Party B, and Party B agrees to purchase from Party A the 100% equity interest of [Weifang Great Chemical Inc.].

2.2   The transferred equity interest shall include all the rights and interests affiliated with it and shall be free and clean of any mortgage, pledge or any other types of encumbrances without any defects under it.

2.3   Upon the delivery of the transferred equity interest subject to the provisions herein Party B shall own 100% of the equity interest of [Weifang Great Chemical Inc.].

2.4   Party B shall have the rights and bear the responsibilities based on the proportion of the equity interest held by it after the delivery of the transferred equity interest.

Article 3                Shares and Price of Equity Interest Transfer

3.1   Both parties agree that the total purchase price for the transferred equity interest shall be US$ 160,000.00. Party B shall buy 100% of the equity interest of [Weifang Great Chemical Inc.] held by Party A at the price of US$ 160,000.00.

3.2   Party B shall pay the price of the transferred equity transfer to Party A in cash of US dollars (or any other freely convertible currency agreed by both parties).

Article 4                Time Limit and Manner of Equity Interest Transfer

4.1   The price of equity interest transfer shall be paid in a lump sum by Party B to Party A in the currency amount provided in Article 3 herein in US dollars (or any other freely convertible currency agreed by both parties) within 3 business days after the effectiveness of this agreement and upon the completion of the modification registration procedure of the equity interest transfer and acquirement of the updated business license and also the new chop of [Weifang Great Chemical Inc.].

4.2   Party A shall return the original shareholder investment certificate to shareholder investment certificate and [Weifang Great Chemical Inc.] shall issue a new shareholder investment certificate to Party B. [Weifang Great Chemical Inc.] shall destroy the original chop after using the new one in front of the representatives of both parties and a written certification record shall be made.

Article 5                Effectiveness of Agreement

This agreement shall come into effect subject to the following conditions:

5.1   The equity interest transfer under this agreement has been approved by the organ of authority of each party respectively.

5.2   Board of directors has approved the equity interest transfer under this agreement;

5.3   The component authority has approved the equity interest transfer under this agreement.

Article 6                Rights of Agreement

Any party shall not transfer the rights and responsibilities under this agreement without the prior written consent of the other party.

Article 7                Tax and other fees

Both parties agree that the party shall pay tax and other expenses or fees arising out of the execution of this agreement respectively.

Article 8                Breach of Agreement

In the event that either Party fails to fulfill its obligations and/or liabilities under this Agreement, it shall be liable towards the other Party for damages and losses incurred or suffered from such breach. Should Party A breach this agreement it should instantly return to Party B the payment already paid by Party B and pay liquidated damages to Party B, which shall be 15% of the total transfer price under this agreement. Should Party B breach the agreement it should return to Party B the payment already paid by Party B. Party B shall pay Party A liquidated damages, which shall be 15% of the total transfer price under this agreement.

Article 9                Applicable Law and Settlement of Disputes

This Agreement shall be governed by and interpreted in accordance with the laws of People’s Republic of China. In the event a dispute arises in connection with this

Agreement, the parties shall attempt to settle such dispute through friendly consultations. If no mutually acceptable settlement of such dispute is reached, any party shall submit such dispute to the Arbitration Commission of Weifang. Such arbitration shall be conducted in accordance with the Arbitration Rules of the commission being in force at the time. The arbitral award is final and binding upon both parties.

Article 10             Force Majeure

10.1    “Force Majeure” shall mean all events which are beyond the control of the Parties to this agreement, and which are unforeseen, unavoidable or insurmountable, and which preventtotal or partial performance by either of the Parties. Such events shall include earthquakes, typhoons, flood, fire, war, strikes, riots, changes in laws and regulations any other similar instances.

10.2    If an event of Force Majeure occurs, the Party affected by such an event under this Contract shall inform the other Parties in the most prompt way and shall furnish within seven (7) days thereafter sufficient proof of the occurrence and duration of such Force Majeure issued by the government indicating the details of such Force Majeure and the reasons of failure or partially failure or delay of the implementation of this agreement. Then the parties shall conduct the consultations to decide whether to postpone the perform of this agreement or terminate this agreement.

Article 11             MISCELLANEOUS

11.1    This agreement shall become effective after the legal representatives or authorized representatives of both parties sign it and seal it and upon the approval of the competent authority. This agreement may be signed via facsimile and such signature has the equivalent legal effect as the signature face to face.

11.2    All notices delivering from one party to the other party in connection with this agreement shall be in writing and delivered by courier, facsimile, email or by post, and address to the other Party. The date of receipt of a notice or communication hereunder shall be deemed to be the day the letter arrives at the other party in the case of a courier service or the day the sender receives the answer code in the case of fax or email or seven (7) working days after dispatch in the case of a post service

11.3    Any amendment to this agreement shall be agreed by both parties in writing and subject to the approval of the competent authority. Any amendment to this agreement or supplemental agreement shall be an integral part of this Agreement.

Article 12             Counterparts

This Agreement is executed in octuplicate, one for each party, one for [Weifang Great Chemical Inc.] and the other five copies for competent authority for approval and records. All of the copies shall have equal validity and effect.

Transferor :	/s/ PANG GANG

Execution time: September 30, 2008	Address: Hong Kong

Transferee:

/s/ Legal Representative: China High Enterprises Limited (Signature)

Execution time: September 30, 2008	Address: Hong Kong